EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
BOOKING HOLDINGS INC.
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Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
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Booking Holdings Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:
FIRST:        The sixth paragraph of Article Fifth of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“(6) Any action required to be taken at any annual or special meeting of stockholders of the Corporation or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote, pursuant to Section 228 of the DGCL if, in accordance with the By-Laws, (a) holders of not less than twenty-five percent (25%) of the outstanding shares of the Corporation’s common stock have submitted a written request in accordance with the By-Laws of the Corporation to the Secretary of the Corporation requesting that the Board of Directors establish a record date for the proposed action by stockholders and including the information with respect to such action and such holders as required by the By-Laws of the Corporation, (b) the Board of Directors fixes such a record date, and (c) consents in writing, setting forth the action so taken, are delivered to the Secretary of the Corporation and not revoked, and are signed by the holders of the outstanding shares of the Corporation's common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”
SECOND:    The amendment to the Restated Certificate of Incorporation effected hereby has been proposed by the Board of Directors of the Corporation and adopted by the requisite vote of the stockholders of the Corporation in the manner prescribed by Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name on this 4th day of June 2021.

BOOKING HOLDINGS INC.

By: /s/ Peter J. Millones
Name: Peter J. Millones
Title: Executive Vice President, General Counsel and Corporate Secretary